Exhibit 99.1

Kilcullen Joining Diamond S Shipping As CFO

Greenwich, CT, USA. March 21, 2019. Diamond S Shipping Inc. announced today that Kevin M. Kilcullen is joining the company as its Chief Financial Officer. Kilcullen comes to Diamond S from Oslo-listed chemical and product tanker owner/operator Team Tankers International Ltd., where he served as CFO for three years. Prior to that, Kilcullen was CFO at Principal Maritime LLC, a private equity backed owner of crude and chemical tankers.

“We’re delighted that Kevin has agreed to join us as we begin our next chapter with the Capital Product tanker merger and listing on the New York Stock Exchange,” said Craig H. Stevenson, Jr., CEO of Diamond S. “Kevin has a wealth of financial, reporting and operating experience in global shipping and joins an already formidable senior management team at just the right time,” Stevenson added.

“I’m grateful for my time at Team Tankers and wish them continued success.” Kilcullen said. “Diamond S has one of the world’s largest tanker fleets, a cost-efficient management platform and a sound balance sheet. The company is listing in the public market at a cyclically opportune time and is well positioned for future industry consolidation. Craig and the team have built a world-class vessel owner/operator from scratch and I’m thrilled to be coming aboard.” Kilcullen added.

About Diamond S Shipping Inc.

Diamond S Shipping Inc. expects to become an NYSE-listed company (NYSE Ticker: DSSI) with the closing of its previously announced combination with the crude and product tanker business of Capital Product Partners L.P. (NASDAQ Ticker: CPLP) later this month. Headquartered in Greenwich, CT, USA, Diamond S will own 16 crude and 52 refined product tankers, making it one of the world’s largest energy shipping companies.

Forward-Looking Statements

The statements in this press release that are not historical facts, including other things, the consummation of the CPLP transaction, are forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the stated or forecasted results to be materially different from those anticipated. These risk and uncertainties include, among others: (1) the risk that the CPLP transaction may not be completed on terms or in the timeframe expected by parties, or at all; (2) failure to realize the anticipated benefits of the CPLP transaction; and (3) the potential impact of major shareholdings on the trading price of the DSSI common stock. For further discussion of factors that could materially affect the outcome of forward looking statements and other risks and uncertainties, see “Risk Factors” in Diamond S’ Form 10 filed with the SEC in respect of the transaction. Unless required by law, each of Diamond S and CPLP expressly disclaims any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in its views or expectations, to conform them to actual results or otherwise. Neither Diamond S nor CPLP assumes any responsibility for the accuracy and completeness of the these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. All subsequent written and oral these forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

Contact Information:

Diamond S Investor Relations
33 Benedict Place
Greenwich, CT 06830
Tel: +1-203-413-2000
E-mail: IR@diamondsshipping.com

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